Exhibit 99.1

CAMDEN PROPERTY TRUST PROVIDES COVID-19 UPDATES

Houston, Texas (April 15, 2020) – Camden Property Trust (NYSE:CPT) (“the Company”) today provided a COVID-19 business update. “Despite the current challenging circumstances, Camden continues its mission of providing a great place to live for our residents and a great place to work for our team members.” said Richard J. Campo, Camden’s Chairman and Chief Executive Officer. “Camden entered this time of uncertainty with an experienced management team, a sound business plan, and a strong balance sheet with solid credit metrics.”

Resident Update
The Company continues to support residents who have been financially impacted by the COVID-19 pandemic by offering resources and flexibility, including offering zero rent increases on lease renewals, waiving late fees, and creating payment plans if needed for residents who have been financially impacted by the COVID-19 pandemic.

Additionally, Camden established its previously disclosed $5 million Resident Relief Fund for Camden residents experiencing financial losses caused by the COVID-19 pandemic. The Resident Relief Fund, which was awarded in the second quarter of 2020, helped residents by providing financial assistance for living expenses such as food, utilities, medical expenses, insurance, childcare, or transportation. Financial assistance was provided up to a maximum of $2,000 per apartment home.

Employee Update
Camden’s regional and corporate team members are generally working remotely and maintaining social distancing, and employees are receiving additional paid leave and/or emergency pay if impacted by the COVID-19 pandemic.

While Camden team members continue to be paid, some team members are incurring additional expenses, such as childcare, and other members of their households may be facing income losses as a result of COVID-19. In response, Camden made available up to $1 million to help employees dealing with financial difficulties. Camden executives are donating up to $250,000, with the remaining $750,000 coming from the Company.  “The additional funds will help Camden team members meet today’s unprecedented challenges,” said D. Keith Oden, Camden’s Executive Vice Chairman. “We are proud Camden’s financial strength allows us to take care of our families.”

Operations and Business Update
All aspects of the Company's operations remain functional. The Company’s leasing offices are temporarily closed to the public but are providing ongoing services to residents and prospective residents, limiting in-person contact by offering virtual tours, on-line and phone support, and continuing essential maintenance services and emergency repairs. In addition, Camden’s in-house Contact Center continues to provide round-the-clock 24/7 support for both resident and employee needs.

Camden entered the pandemic on strong operational footing, with first quarter 2020 average same-store occupancy of approximately 96.1%. As of April 14, 2020, same-store occupancy remains strong at approximately 95.6%. We estimate April cash collections are currently 94% of typical and we have also agreed with some of our residents to defer approximately 2% of April rents for future payment.

Financial Update
Camden remains well capitalized with a strong investment grade balance sheet, over $700 million available under its $900 million revolving credit facility after accounting for the previously announced dividend payment this week, strong retained cash flow profile, a geographically diversified portfolio, and no future debt maturities until January 2022.

Investment Activity Update
The Company has not started construction on any new development communities in 2020, and it will evaluate future starts on an individual basis, based on evolving economic and market conditions.

2020 Outlook Update
Given the uncertainty surrounding the social and economic impact from COVID-19, the Company is withdrawing its full-year 2020 outlook, which was included in its January 30, 2020 earnings release.

In addition to historical information, this document contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (SEC). Forward-looking statements made in this document represent management’s opinions at the time of this publication, and the Company assumes no obligation to update or supplement these statements because of subsequent events.

Camden Property Trust, an S&P 400 Company, is a real estate company primarily engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 164 properties containing 56,107 apartment homes across the United States. Upon completion of 8 properties currently under development, the Company’s portfolio will increase to 58,315 apartment homes in 172 properties. Camden has been recognized as one of the 100 Best Companies to Work For® by Fortune magazine for 13 consecutive years, most recently ranking #18. The Company also received a Glassdoor Employeesʼ Choice Award in 2020, ranking #25 for large U.S. companies.

For additional information, please contact Camden’s Investor Relations Department at (713) 354-2787 or access our website at camdenliving.com.